APOLLO SENIOR FLOATING RATE FUND INC.
ARTICLES SUPPLEMENTARY
SERIES A PREFERRED STOCK

	Apollo Senior Floating Rate Fund Inc., a Maryland corporation (the "Corporation"), certifies to the State
Department of Assessments and Taxation as follows:
	FIRST:  Under a power contained in Article V of the
charter of the Corporation (which, as restated, amended or supplemented from time to time, together with these Articles Supplementary, is referred to herein as the "Charter"), the
Board of Directors, by duly adopted resolutions, classified
and designated 1,068 authorized but unissued shares of the Corporation's common stock, $0.001 par value per share (the
"Common Stock"), as shares of a new series of Preferred Stock
(as defined in the Charter) designated as "Series A Preferred Stock", with the preferences, rights, voting powers, restrictions, limitations as to dividends and other
distributions, qualifications and terms and conditions of redemption set forth herein, which, upon any restatement of the Charter, shall become part of Article V of the Charter,
with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Solely for purposes of interpreting the terms of the Series A Preferred Stock under Maryland law, the term "repurchase" as used herein shall have the same meaning as "redeem" or "redemption," as those terms are used in the Maryland General Corporation Law, as
appropriate in the context. Shares of Series A Preferred Stock are not a "redeemable security" as that term is defined in
Section 2(a)(32) of the Investment Company Act.
Series A Preferred Stock
	1.	Number of Shares; Designation.  1,068 shares of
authorized but unissued Common Stock are classified as shares of Preferred Stock designated as "Series A Preferred Stock"
(the "Series A Preferred Stock"), with the following
preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and
terms and conditions of repurchase set forth herein.  The
Series A Preferred Stock shall constitute a separate series of Preferred Stock. Subject to the provisions of Section 4, the
Board of Directors may, in the future, authorize the issuance of additional shares of Preferred Stock in one or more series with the same preferences, rights, voting powers,
restrictions, limitations as to dividends and other
distributions, qualifications and terms and conditions of repurchase and other terms herein described, except as to the respective dates of their issue, the dates from which dividends on shares of the series shall cumulate, dividend
rates, dividend periods and dividend payment dates, which
shall be as set forth in the Articles Supplementary relating to such additional series of Preferred Stock.  Shares of each such series of Preferred Stock shall rank on parity with
shares of any other series of Preferred Stock as to the
payment of dividends to which the holders of such shares of Preferred Stock are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation.
	2.	Definitions.  Capitalized terms not defined
herein shall have the respective meanings specified in this
Section 2. Unless the context or use indicates another or different meaning or intent, the following terms shall have the following meanings, whether used in the singular or plural (unless otherwise indicated, all references to "Section" or "Sections" refer to the corresponding Section or Sections of these Articles Supplementary):
	"Additional Directors" shall have the meaning
specified in Section 4(e)(i).
	"Administrative Agent" means Wells Fargo Securities,
LLC, in its capacity as agent for the Lender and any successor thereto in such capacity.
	"Affiliate" means, when used with respect to a
Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" means, when used with respect to any specified Person, the power to vote 35% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether
through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.
	"Applicable Law" means for any Person or matter, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations),
statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-
judicial tribunal or agency of competent jurisdiction.
	"Applicable Margin" means 1.90% per annum; provided,
that following the occurrence of any Event of Default, the Applicable Margin shall be 3.90% per annum.
	"Applicable Rate" shall have the meaning specified
in Section 3(d)(i).
	"Base Rate" means, for any period, the higher of (a)
the Federal Funds Effective Rate for such period, plus 0.50%
per annum, and (b) the Prime Lending Rate for such period.
	"Board of Directors" means the Board of Directors of
the Corporation.
	"Business Day" means (i) for all purposes other than
as covered by clause (ii) below, any day except a Saturday,
Sunday or other day on which commercial banks are authorized or obligated by law, regulation or executive order to close in Charlotte, North Carolina, Columbia, Maryland or New York
City, and (ii) with respect to all notices and determinations in connection with, and payments of dividends determined by
LIBOR, any day which is a Business Day described in clause (i)
and which is also a day on which dealings in U.S. dollar
deposits are carried on in the London interbank market.
	"Cash" means any immediately available funds in
Dollars including a demand deposit of Dollars immediately
available on the day in question in an account maintained by the Custodian and in respect of which all actions have been
taken under the Control Agreement and the Pledge Agreement to create and perfect in the Secured Parties Representative, for the benefit of the Secured Parties, a first-priority perfected security interest.
	"Cash Equivalents" has the meaning set forth in the
Pledge Agreement.
	"Closing Date" means March 24, 2011.
	"Commitment Termination Date" means the earliest to
occur of (a) the Final Repurchase Date, (b) the date of any voluntary prepayment in whole of the outstanding principal amount of the Loans in accordance with Section 3.3 of the
Credit Agreement and (c) the date of occurrence of any
Commitment Termination Event.
	"Commitment Termination Event" means the earlier of
(a) automatically and without notice or further action, the occurrence of any Event of Default described in Section 7.1.8 of the Credit Agreement with respect to the Corporation or (b)
the occurrence of any other Event of Default under the Credit Agreement and the declaration of the Loans to be due and payable pursuant to Section 7.3 of the Credit Agreement.
	"Control Agreement" means the control agreement,
dated as of the Closing Date, among the Corporation, the
Custodian and the Secured Parties Representative, as the same may be amended, modified or supplemented from time to time
pursuant to the terms thereof.
	"Credit Agreement" means the credit agreement, dated
as of the Closing Date, among the Corporation, WFBNA, as
lender, and the Administrative Agent, as the same may be
amended, modified or supplemented from time to time pursuant to the terms thereof. If the Credit Agreement is no longer in effect, references to the Credit Agreement will be deemed to be references to the Credit Agreement in effect immediately
prior to its termination.
	"Custodian" means The Bank of New York Mellon,
acting in its capacity as Custodian under the Custody
Agreement and any successor thereto in such capacity.
	"Custody Agreement" means the amended and restated
custody agreement, dated as of March 24, 2011, between the Corporation and the Custodian, as the same may be amended, modified or supplemented from time to time pursuant to the
terms thereof.
	"Date of Original Issue" means the date on which the Corporation first issues any share of Series A Preferred
Stock.
	"Determination Date" means the last Business Day of
each calendar month.
	"Dividend Payment Date" with respect to the Series A Preferred Stock, means quarterly on the 15th day of each
January, April, July and October or, if any such day is not a Business Day, the next succeeding day that is a Business Day, commencing on July 15, 2011.
	"Dividend Period" means, (i) as to the initial
Dividend Payment Date, the period beginning on the Date of
Original Issue and ending on, and including, the Determination
Date immediately preceding such Dividend Payment Date and (ii)
as to any subsequent Dividend Payment Date, the period
beginning on the first day after the most recently ended
Dividend Period and ending on, and including, the
Determination Date immediately preceding such Dividend Payment Date, or, with respect to the final Dividend Period, the
Commitment Termination Date.
	"Dollar" or "$" means dollars in lawful currency of
the United States of America.
	"Event of Default" means any of the events set forth
in Section 7.1 of the Credit Agreement.
	"Federal Funds Effective Rate" means, for any
period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the
overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the preceding Business Day),
or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the
Administrative Agent, to be the rate at which overnight
federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.
	"Final Repurchase Date" means March 24, 2015.
	"Fund Investment" means all Cash, Cash Equivalents,
common and preferred stock, partnership units and
participations, member interests in limited liability
companies, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and bank loans and interests therein (including assignments of and participations in term loans, revolving loans, delayed draw loans, letters of credit and synthetic letters of credit), tax-exempt securities (including, without limitation, warrants, rights, put and call options and other options and rights relating thereto, or any combination thereof),
structured products (including senior or subordinated
interests in collateralized loan obligations and
collateralized debt obligations), asset-backed securities, repurchase agreements, futures contracts, options on futures contracts, options on swaps, forward contracts or other derivatives or financial instruments (including but not
limited to credit linked notes, commodity-linked notes, total return swaps, credit default swaps and other Hedging and Short
Sale Transactions, indexed and inverse floating rate
securities, convertible instruments and preferred stock),
other property or interests commonly regarded as securities or any form of interest or Participation Interest therein owned by the Corporation and any other asset or investment owned by the Corporation and permitted to be owned by the Corporation in accordance with the terms of the Prospectus or any of the Corporation's reports to shareholders (including any security or other asset received by the Corporation in exchange for
another Fund Investment).  Fund Investments which the
Corporation has contracted to purchase shall be deemed for
purposes of these Articles Supplementary to be owned by the Corporation as of the trade date of such purchase and Fund Investments which the Corporation has contracted to sell shall cease to be Fund Investments for purposes of these Articles Supplementary as of the trade date of such sale.
	"Governmental Authority" means, with respect to any
Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
	"Hedging and Short Sale Transactions" has the
meaning assigned to such term in the Credit Agreement.
	"Holder" with respect to any shares of Series A
Preferred Stock, means the registered holder of such shares as the same appears on the register of the Corporation.
	"Investment Company Act" means the United States
Investment Company Act of 1940, as amended.
	"Investment Company Act Cure Date" with respect to
the failure by the Corporation to maintain the Investment
Company Act Preferred Stock Asset Coverage as required by and in accordance with Section 5, means the date as determined
pursuant to the provisions of Section 3.3(c)(i) or
3.3(c)(ii)(B), as applicable, of the Credit Agreement.
	"Investment Company Act Preferred Stock Asset
Coverage" means a test that is satisfied as of any date of determination if the ratio of (i) the Value of the total assets of the Corporation, less all liabilities and
indebtedness not represented by senior securities to (ii) the aggregate amount of senior securities representing indebtedness of the Corporation plus the aggregate of the involuntary liquidation preference of such class of senior security which is a stock is equal to or more than 200%;
provided, that the "involuntary liquidation preference" of a class of senior security which is a stock shall be deemed to mean the amount to which such class of senior security would be entitled on involuntary liquidation of the Corporation in preference to a security junior to it; provided, further, that, for purposes of this definition, "senior securities representing indebtedness" shall mean the Loans.
	"Lender" means (i) WFBNA and (ii) each Person which
becomes an assignee pursuant to Section 9.4(a) of the Credit Agreement and their respective successors.
	"LIBOR" means, for any day during each Rate Period,
(a) the rate per annum appearing on Reuters Screen LIBOR01
Page (or any successor or substitute page) as the London
interbank offered rate for deposits in dollars for a period
equal to such Rate Period at approximately 11:00 a.m., London time, two Business Days prior to the beginning of such Rate
Period; and (b) if the rate specified in clause (a) of this definition does not so appear on Reuters Screen LIBOR01 Page
(or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for such Rate Period are offered by the principal London office of WFBNA in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.
	"Liquidation Preference" with respect to each share
of Series A Preferred Stock, means $20,000.
	"Loan" means a loan made from the Lender to the
Corporation pursuant to the terms and conditions of the Credit
Agreement.
	"Mandatory Repurchase Date" shall have the meaning
specified in Section 7(b).
	"Non-Call Period" means the period from the Closing
Date to, but excluding, March 24, 2014.
	"Notice of Repurchase" means any notice with respect
to the repurchase of shares of Series A Preferred Stock
pursuant to Section 7(c).
	"Participation Interest" has the meaning assigned to
such term in the Credit Agreement.
	"Paying Agent" means BNY Mellon Investment Services
(US) Inc., a Massachusetts corporation, or any other bank,
trust company or other financial institution appointed as the Paying Agent by the Corporation, upon notice of such appointment to the holders of outstanding Series A Preferred
Stock.
	"Person" means an individual, a corporation, a
partnership, a limited liability company, an association, a
trust or any other entity or organization, including a
government or political subdivision or any agency or
instrumentality thereof.
	"Pledge Agreement" means the pledge agreement, dated
as of the Closing Date, among the Corporation, the
Administrative Agent and the Secured Parties Representative,
as the same may be amended, modified or supplemented from time to time pursuant to the terms thereof.
	"Prime Lending Rate" means the rate which WFBNA
announces from time to time as its prime lending rate, the
Prime Lending Rate to change when and as such prime lending
rate changes. The Prime Lending Rate is not intended to be the lowest rate of interest charged by WFBNA or any other specified financial institution in connection with extensions of credit to debtors.
	"Prospectus" means the Corporation's prospectus
relating to the Common Stock, dated February 23, 2011 (and all amendments, restatements, supplements or other modifications thereto) and filed with the Securities and Exchange Commission as part of the Registration Statement, and shall include,
without limitation, the related statement of additional
information of the Corporation included in the Registration
Statement.
	"Rate Period" with respect to the Series A Preferred
Stock, means (a) initially, the period commencing on the Date of Original Issue and ending on the Determination Date
immediately preceding the first Dividend Payment Date for such Series A Preferred Stock; and (b) thereafter, each period commencing on the last day of the immediately preceding Rate
Period applicable to such Series A Preferred Stock and ending three months thereafter; provided that all of the foregoing provisions relating to Rate Periods are subject to the following:
		(i)	if any Rate Period would otherwise end on a
day that is not a Business Day, such Rate Period shall be
extended to the next succeeding Business Day unless the result of such extension would be to carry such Rate Period into
another calendar month in which event such Rate Period shall end on the immediately preceding Business Day;
		(ii)	a Rate Period may not extend beyond the
Commitment Termination Date; and
		(iii)	any Rate Period that begins on the
last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar
month at the end of such Rate Period) shall end on the last Business Day of a calendar month.
	"Registration Statement" means the registration
statement on Form N-2 relating to the issuance of the Common
Stock, as amended (or any successor form issued by the
Securities and Exchange Commission), as filed with the
Securities and Exchange Commission under the Securities Act
and the Investment Company Act, as such registration statement may be amended, restated, supplemented or otherwise modified from time to time.
	"Reporting Date" means the date that is fifth
Business Day of each calendar month, commencing in April 2011.
	"Repurchase Price" means for each share of Series A Preferred Stock, an amount equal to the Liquidation Preference of such share plus an amount equal to the accumulated but
unpaid dividends thereon (whether or not earned or declared)
to (but not including) the date fixed for repurchase.
	"Secured Parties" means the Lender, the
Administrative Agent, the Secured Parties Representative and
the Custodian and their respective successors and assigns.
	"Secured Parties Representative" means Wells Fargo Securities, LLC, as Secured Parties Representative under the
Pledge Agreement and the Control Agreement, and any successor thereto in such capacity.
	"Securities Act" means the United States Securities
Act of 1933, as amended.
	"United States" or "U.S." means the United States of America, its 50 States, the District of Columbia and the Commonwealth of Puerto Rico.
	"Value" shall have the meaning assigned to such term
in Section 2(a)(41) of the Investment Company Act.
	"Voting Period" shall have the meaning specified in
Section 4(e)(i).
	"WFBNA" means Wells Fargo Bank, National
Association, a national banking association, in its individual capacity, and its successors and assigns.
	3.	Dividends.
		(a)	Ranking.  The Series A Preferred Stock
shall rank senior to the Common Stock and on parity with all other series of Preferred Stock as to the payment of dividends by the Corporation.
		(b)	Cash Dividends.  Holders of outstanding
shares of Series A Preferred Stock shall be entitled to
receive, as shall be authorized by the Board of Directors and declared by the Corporation, out of funds legally available therefor in accordance with the Charter and Applicable Law, cumulative cash dividends at the Applicable Rate, determined as set forth in Section 3(d), payable on or before each
Dividend Payment Date.  Holders of Series A Preferred Stock
shall not be entitled to any dividend, whether payable in
cash, property, shares of stock or other securities of the Corporation, in excess of full cumulative dividends, as provided in this Section 3, on Series A Preferred Stock.
		(c)	Dividends Cumulative From Date of Original
Issue.  Dividends on outstanding shares of Series A Preferred
Stock shall accumulate at the Applicable Rate in effect from time to time from the Date of Original Issue thereof.
		(d)	Dividend Rates and Calculation of
Dividends.
		(i)	Dividend Rates.  The dividend rate on
outstanding shares of Series A Preferred Stock for
each Rate Period shall be equal to LIBOR plus the
Applicable Margin; provided that following any
failure to pay dividends on any Dividend Payment
Date (and until such dividends are paid), any
Mandatory Repurchase Date under Section 7(b) or the
Final Repurchase Date, such dividend rate shall be
the Base Rate plus 2.00% per annum, which shall also
be applied to the amount of any unpaid dividends on
any Dividend Payment Date until such dividends are
paid; provided, further, that if on any date for
determining LIBOR, by reason of any changes arising
after the Date of Original Issue affecting the
London interbank market, adequate and fair means do
not exist for ascertaining the applicable interest
rate on the basis provided for in the definition of
LIBOR, such dividends shall accrue interest at the
Base Rate plus the Applicable Margin (the rate per
annum at which dividends are payable on the Series A
Preferred Stock for any Rate Period being herein
referred to as the "Applicable Rate").
		(ii)	Calculation of Dividends.  The amount
of dividends payable on outstanding shares of Series
A Preferred Stock on any date when such dividends
are payable shall be computed by multiplying the
Applicable Rate in effect for such Dividend Period
or Dividend Periods (or part thereof for which
dividends have not been paid) by a fraction, the
numerator of which shall be the number of days in
such Dividend Period or Dividend Periods or part
thereof and the denominator of which shall be 360,
and applying the rate obtained against the
Liquidation Preference.
		(e)	Dividends Paid to Holders.  Except as
provided in Section 3(f), each dividend on Series A Preferred
Stock shall be paid in immediately available funds by 2:00
p.m. (New York time) on the Dividend Payment Date therefor to the Holders thereof as their names appear on the record books of the Corporation as of the close of business on the Business
Day preceding such Dividend Payment Date, or such other record date designated by the Board of Directors for the payment of such dividends.
		(f)	Dividends Credited Against Earliest
Accumulated but Unpaid Dividends.  Any dividend payment made on Series A Preferred Stock shall first be credited against
the earliest accumulated but unpaid dividends due with respect to such Series A Preferred Stock.  Dividends in arrears for
any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the record books of the Corporation on such date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of
Directors or the Person or Persons designated by the Board of
Directors.
	4.	Voting Rights.
		(a)	In General.  Except for matters which do
not require the vote of Holders of Series A Preferred Stock
under the Investment Company Act and except as otherwise
provided in this Section 4, the Charter or the Bylaws of the Corporation, (i) each Holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred
Stock held on each matter submitted to a vote of stockholders of the Corporation and (ii) the Holders of outstanding shares of Series A Preferred Stock and Common Stock shall vote
together as a single class on all matters submitted to stockholders; provided that that the holders of outstanding shares of Preferred Stock of all series (including the Series
A Preferred Stock) shall be entitled, as a class, to the
exclusion of the holders of shares of all other classes of
stock of the Corporation, to elect two Directors of the
Corporation at all times.  The identity and class (if the
Board of Directors is then classified) of the nominees for
election as such Directors may be fixed by the Board of
Directors.  Subject to Section 4(e), the holders of
outstanding shares of Preferred Stock and Common Stock, voting together as a single class, shall elect the balance of the Directors.
		(b)	Changes in Capitalization Structure.  So
long as any Series A Preferred Stock are outstanding and
unless otherwise required by law, the Corporation shall not, without the approval of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock (as defined in Section 4(c), below), voting as a separate class: (A)
authorize, create or issue any share of stock ranking on a
parity with (or senior to) the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the
affairs of the Corporation; (B) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect in the aggregate the preferences, rights or powers of such Series A Preferred Stock; (C) reduce the Liquidation Preference of the Series A Preferred Stock; (D) reduce the Applicable Rate or Applicable Margin or otherwise reduce the dividend rate payable on the Series A Preferred Stock; (E) change the
scheduled Dividend Payment Dates on the Series A Preferred
Stock; or (F) grant any extension of the Final Repurchase Date or any other final payment date in respect of the Series A Preferred Stock; provided that (I) a division or split of the Series A Preferred Stock will not be deemed to affect such preferences, rights or powers and (II) the authorization, creation and issuance of classes or series of stock of the Corporation subordinate to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon the dissolution, liquidation or winding up of the affairs of the Corporation will not be deemed to affect such preferences, rights or powers unless such issuance would, at the time thereof, cause the Corporation not to satisfy the Investment Company Act Preferred Stock Asset Coverage.
		(c)	Investment Company Act Matters.  The
affirmative vote of the holders of a "majority of the
outstanding Preferred Stock," voting as a separate class,
shall be required to approve any action requiring a vote of security holders of the Corporation under Section 13(a) of the Investment Company Act. For purposes of the foregoing,
"majority of the outstanding Preferred Stock" means (i) 67% or more of the shares of Preferred Stock present at a meeting, if the Holders of more than 50% of such shares are present or represented by proxy, or (ii) more than 50% of the outstanding shares of Preferred Stock, whichever is less.
		(d)	No Preemptive Rights or Cumulative Voting.
The Holders of Series A Preferred Stock shall have no
preemptive rights or rights to cumulative voting.
		(e)	Voting for Directors upon Failure to Pay
Dividends.
		(i)	Right to Elect Additional Directors.
During any period (each, a "Voting Period")
beginning on the close of business on any Dividend
Payment Date on which dividends on outstanding
shares of Series A Preferred Stock for two full
consecutive years shall be unpaid, and ending on the
date all such dividends shall have been paid or
declared and set apart for payment, the number of
Directors constituting the Board of Directors shall
automatically be increased by the smallest number
that, when added to the number of Directors then
constituting the Board of Directors, shall, together
with the two Directors elected by the holders of
Preferred Stock pursuant to Section 4(a), constitute
a majority of such increased number of Directors;
and the holders of outstanding shares of Preferred
Stock of all series (including the Series A
Preferred Stock) shall be entitled as a class, to
the exclusion of the holders of shares of all other
classes of stock of the Corporation, to elect such
smallest number of additional Directors (the
"Additional Directors").  Upon the termination of a
Voting Period, the voting rights described in this
Section 4(e)(i) shall cease, subject always,
however, to the revesting of such voting rights in
the holders of Preferred Stock upon the further
occurrence of the events described in this Section
4(e)(i).
		(ii)	Special Meeting for Election of
Additional Directors.  After the beginning of any
Voting Period, the Corporation shall, as soon as
practicable, (I) call a special meeting of the
Holders of Preferred Stock entitled to vote in the
election of the Additional Directors and (II) mail a
notice of such special meeting to such holders, such
meeting to be held not less than 10 nor more than 90
calendar days after the date of mailing of such
notice.  If no record date is otherwise set by the
Board of Directors in accordance with the Maryland
General Corporation Law and the Charter, the record
date for determining the holders of shares of
Preferred Stock entitled to notice of and to vote at
such a special meeting shall be the close of
business on the fifth Business Day preceding the day
on which such notice is mailed.  At any such special
meeting and at each annual meeting of stockholders
held during a Voting Period at which Directors are
to be elected, Holders of outstanding shares of
Preferred Stock of all series (including the Series
A Preferred Stock) shall be entitled as a class, to
the exclusion of the holders of shares of all other
classes of stock of the Corporation, to elect the
number of Additional Directors prescribed in Section
4(e)(i) on a one-vote-per-share basis.
		(iii)	Terms of Directors.  The terms of
office of all persons who are Directors at the time
of a special meeting of Holders of Preferred Stock
to elect Additional Directors shall continue.
Except as provided in this Section 4(e)(iii), each
Additional Director shall be elected to serve until
the next annual meeting of the Corporation's
stockholders and his or her successor is duly
elected and qualifies.  Simultaneously with the
termination of a Voting Period: (X) the term of
office of the Additional Directors shall terminate
automatically; (Y) the number of Directors
constituting the Board of Directors shall
automatically decrease accordingly and the remaining
Directors shall constitute the Directors of the
Company; and (Z) the rights of Holders of Preferred
Stock to elect Additional Directors pursuant to
Section 4(e)(i) shall cease, subject to revesting as
described in Section 4(e)(i).
		(iv)	Vacancies.  Any vacancy among the
Additional Directors may be filled only by a
majority of the remaining Additional Directors or,
if not so filled, by the Holders of outstanding
shares of Preferred Stock of all series (including
the Series A Preferred Stock), voting as a separate
class.  Additional Directors may be removed only by
the affirmative vote of Holders of a majority of the
outstanding Preferred Stock (as defined in
Section 4(c)), voting as a separate class.
		(v)	Vote for Directors Sole Remedy.
Subject to Applicable Law, in the event that the
Corporation fails to pay any dividends on the Series
A Preferred Stock, the exclusive remedy of the
Holders shall be the right to vote for Additional
Directors pursuant to the provisions of this Section
4(e).
		(f)	Holders Entitled To Vote.  For purposes of
determining any rights of the Holders of Series A Preferred
Stock to vote on any matter, whether such right is created by the Charter, by the Bylaws of the Corporation, by statute or otherwise, no such Holder shall be entitled to vote with respect to any share of Series A Preferred Stock and no share of Series A Preferred Stock shall be deemed to be
"outstanding" for the purpose of voting or determining the
number of Holders whose presence is required to constitute a quorum if, prior to or concurrently with the time of
determination of shares entitled to vote or shares deemed outstanding for quorum purposes, as the case may be, the requisite Notice of Repurchase with respect to such share
shall have been sent as provided in Section 7(c) and the
Repurchase Price for the repurchase of such share shall have been deposited with the Paying Agent. No share of Series A Preferred Stock held, directly or indirectly, by the
Corporation (other than any share held in a fiduciary
capacity) or an Affiliate thereof shall have any voting rights or be deemed to be outstanding for voting or other purposes.
	5.	Investment Company Act Preferred Stock Asset
Coverage.  The Corporation shall maintain, as of (a) any trade date relating to any Fund Investment (other than Cash
Equivalents), (b) the last Business Day of each week and (c)
any Determination Date, compliance with the Investment Company
Act Preferred Stock Asset Coverage.  On each Reporting Date, the Corporation shall cause the Custodian to provide a monthly report signed by an authorized officer of the Custodian including, but not limited to, calculations of the Investment Company Act Preferred Stock Asset Coverage as of the most recent Determination Date. Notwithstanding the provisions set forth in this Section 5, the failure to maintain the
Investment Company Act Preferred Stock Asset Coverage shall
not invalidate the Corporation's existence or affect any
otherwise valid act of the Corporation.
	6.	Restrictions on Dividends and Other
Distributions.
		(a)	Dividends and Other Distributions with
Respect to Common Stock Under the Investment Company Act. The Corporation shall not declare any dividend (except a dividend payable in Common Stock), or declare any other distribution upon the Common Stock, or purchase Common Stock, unless in
every such case, the Corporation shall have been in compliance with the Investment Company Act Preferred Stock Asset Coverage
as of the time of any such declaration of any such dividend or distribution or purchase, after deducting the amount of such dividend, distribution or purchase price, as the case may be.
		(b)	Other Restrictions on Dividends and Other
Distributions.  For so long as any shares of Series A
Preferred Stock are outstanding, the Corporation shall not
declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in, or in options, warrants or rights to subscribe for or
purchase, any class of equity securities subordinate to the
Series A Preferred Stock) in respect of the Common Stock or
any other class of equity securities subordinate to the Series
A Preferred Stock, unless (A) full cumulative dividends on the outstanding shares of Series A Preferred Stock through the most recently ended Dividend Period shall have been paid or
shall have been declared and sufficient funds for the payment thereof set aside for payment by the Corporation or deposited with the Paying Agent, and (B) the Corporation has repurchased the full number of shares of Series A Preferred Stock required to be repurchased by any provision for mandatory repurchase
pertaining thereto.
	7.	Repurchase of Series A Preferred Stock.
		(a)	Optional Repurchase.
		(i)	After the expiration of the Non-Call
Period, subject to the provisions of Section
7(a)(iii) and the terms of Section 6.2.5 of the
Credit Agreement, the Series A Preferred Stock may
be repurchased, at the option of the Corporation, as
a whole or from time to time in part, on any
Dividend Payment Date, out of funds legally
available therefor, at the Repurchase Price;
provided, that shares of Series A Preferred Stock
may not be repurchased in part if after such partial
repurchase fewer than 200 shares remain outstanding. Notwithstanding the foregoing or any other provision of the Charter, the Corporation shall be entitled at
any time (whether before or after the expiration of
the Non-Call Period) to repurchase shares of Series
A Preferred Stock (A) upon its reasonable, good
faith belief that a failure to maintain the
Investment Company Act Preferred Stock Asset
Coverage could reasonably be expected to imminently
occur, in such amounts as the Corporation reasonably
determines shall be necessary so that the
Corporation remains in compliance with the
Investment Company Act Preferred Stock Asset
Coverage or (B) pursuant to Section 3.7(b) of the
Credit Agreement.
		(ii)	If fewer than all of the outstanding
shares of Series A Preferred Stock are to be
repurchased pursuant to Section 7(a)(i), the number
of shares to be repurchased, and the manner of their
repurchase, shall be determined by the Board of
Directors or its designee in accordance with Section
23(c) of the Investment Company Act and the rules
promulgated thereunder.
		(iii)	The Corporation may not on any
date mail a Notice of Repurchase pursuant to Section
7(c) in respect of a repurchase contemplated to be
effected pursuant to this Section 7(a) unless on
such date the Corporation has available, or has a
plan to have available, liquid securities having a
value not less than the amount (including any
applicable premium) due to Holders of shares of
Series A Preferred Stock by reason of repurchase of
such shares on such repurchase date.
		(b)	Mandatory Repurchase.  The Corporation
shall repurchase, at the Repurchase Price, on the date fixed by the Board of Directors for repurchase (such date, the
"Mandatory Repurchase Date"), the number of shares of Series A Preferred Stock determined in accordance with this Section
7(b), subject to compliance with the provisions of the
Investment Company Act, the Credit Agreement and the Pledge Agreement, if (i) (A) the Corporation fails to maintain the Investment Company Act Preferred Stock Asset Coverage as of
any date referred to in the first sentence of Section 5 or (B) experiences an Event of Default described in Section 7.1.2 of the Credit Agreement, whether or not the Credit Agreement is then in effect, and such failure or event is not, as
applicable, (x) cured on or before the Investment Company Act
Cure Date or (y) cured in accordance with the terms of the
Credit Agreement, or (ii) at any time the Corporation repays all Loans and other amounts outstanding under the Credit
Agreement in full (whether such repayment is voluntary or involuntary) and the Credit Agreement is terminated. The number of shares of Series A Preferred Stock to be repurchased shall be equal to the lesser of (i) the minimum number of shares of Series A Preferred Stock the repurchase of which, if deemed to have occurred immediately prior to the opening of business on the Investment Company Act Cure Date, would have resulted in the Corporation's maintenance of the Investment
Company Act Preferred Stock Asset Coverage on such Investment Company Act Cure Date (provided, that if there is no such minimum number of shares of Series A Preferred Stock the
repurchase or retirement of which would have had such result, all shares of Series A Preferred Stock then outstanding shall be repurchased) and (ii) the maximum number of shares of
Series A Preferred Stock that can be repurchased out of funds expected to be legally available therefor in accordance with the Charter and permitted to be paid under the Credit
Agreement, as applicable, and Applicable Law; provided,
however, that, subject to Applicable Law, all outstanding
shares of Series A Preferred Stock shall be repurchased if (x)
a partial repurchase would result in fewer than 200 shares of Series A Preferred Stock remaining outstanding or (y) the Corporation is required to repurchase shares of Series A
Preferred Stock pursuant to clause (ii) of the first sentence of this Section 7(b).  The Corporation shall effect such
repurchase on the date fixed by the Corporation therefor,
which date shall not be earlier than 10 days nor later than 45 days after such Investment Company Act Cure Date or after the occurrence of such Event of Default, as applicable, except that if the Corporation does not have funds legally available for the repurchase of all of the required number of shares of Series A Preferred Stock which are subject to repurchase or the Corporation otherwise is unable to effect such repurchase on or prior to 45 days after such Investment Company Act Cure
Date or after the occurrence of such Event of Default, as applicable, the Corporation shall repurchase those shares of
Series A Preferred Stock which it was unable to repurchase on the earliest practicable date on which it is able to effect
such repurchase.
		(c)	Notice of Repurchase.  If the Corporation
shall determine or be required to repurchase shares of Series
A Preferred Stock pursuant to Section 7(a) or (b), it shall
send a Notice of Repurchase by e-mail or facsimile or by a nationally recognized overnight delivery service, postage prepaid, to each Holder of shares of Series A Preferred Stock to be repurchased, at such Holder's address as the same
appears on the record books of the Corporation on the record date established for the repurchase of such shares by the
Board of Directors.  Such Notice of Repurchase shall be sent not less than five nor more than 45 calendar days prior to the date fixed for repurchase.  Each such Notice of Repurchase
shall state: (i) the repurchase date; (ii) the number of
shares of Series A Preferred Stock to be repurchased; (iii)
the Repurchase Price; (iv) the place or places where such
shares (and, if the Notice of Repurchase shall state, any certificates therefor, properly endorsed or assigned for transfer) are to be surrendered for payment of the Repurchase Price; and (v) the provisions of this Section 7 under which such repurchase is made.  If fewer than all the shares of
Series A Preferred Stock held by any Holder are to be
repurchased, the Notice of Repurchase sent to such Holder
shall also specify the number of shares to be repurchased from such Holder.
		(d)	No Repurchase Under Certain Circumstances.
Notwithstanding the provisions of Section 7(a) or (b), if any dividends on the Series A Preferred Stock (whether or not earned or declared) for any past Dividend Period are in
arrears, no Series A Preferred Stock shall be repurchased
unless all outstanding shares of Series A Preferred Stock are simultaneously repurchased, and the Corporation shall not purchase or otherwise acquire fewer than all of the
outstanding shares of Series A Preferred Stock in connection therewith unless such smaller amount has been authorized by the consent of 100% of the Holders of the outstanding shares of Series A Preferred Stock; provided, that the foregoing
shall not prevent the purchase or acquisition of fewer than
all of the outstanding shares of Series A Preferred Stock
pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to Holders of all outstanding shares of Series A Preferred Stock.
		(e)	Absence of Funds Available for Repurchase.
To the extent that any repurchase for which Notice of
Repurchase has been sent is not made by reason of the absence of legally available funds therefor in accordance with the
Charter and Applicable Law or not being permitted to be paid under the Credit Agreement, such repurchase shall be made as soon as practicable to the extent such funds become available and/or are then permitted to be paid under the Credit
Agreement.  A failure to repurchase shares of Series A
Preferred Stock shall be deemed to exist at any time after the date specified for repurchase in a Notice of Repurchase when the Corporation shall have failed, for any reason whatsoever, to pay the Repurchase Price with respect to any shares for
which such Notice of Repurchase has been sent.
		(f)	Shares for Which Notice of Repurchase Has
Been Given and the Repurchase Price Has Been Paid Are No
Longer Outstanding.  Provided that a Notice of Repurchase has been sent pursuant to Section 7(c), upon the payment or the
deposit with the Paying Agent no later than 1:00 p.m. (New
York time) on the date fixed for repurchase thereby, in
immediately available funds, of an amount sufficient to
repurchase the shares of Series A Preferred Stock that are the subject of such notice, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be outstanding for any purpose, and all rights of the Holders of the shares so called for repurchase shall cease and terminate, except the right of such Holders to receive the Repurchase
Price, but without any interest or other additional amount.
In the case that any repurchased shares of Series A Preferred
Stock are represented by a certificate, and fewer than all of the shares represented by such certificate are repurchased, a new certificate shall be issued, representing the shares not repurchased, without cost to the Holder thereof, unless the
Board of Directors has determined that such shares shall no
longer be represented by a certificate.  The Corporation shall be entitled to receive from the Paying Agent, promptly after the date fixed for repurchase, any cash deposited with the
Paying Agent in excess of (i) the aggregate Repurchase Price of the Series A Preferred Stock called for repurchase on such date and (ii) all other amounts to which Holders of Series A Preferred Stock called for repurchase may be entitled. Any funds so deposited that are not distributed by the Paying
Agent and are unclaimed at the end of 90 days from such
repurchase date shall, to the extent permitted by law, be
repaid to the Corporation, after which time the Holders of
Series A Preferred Stock so called for repurchase may look
only to the Corporation for payment of the Repurchase Price
and all other amounts to which they may be entitled.
		(g)	Compliance with Applicable Law.  In
effecting any repurchase pursuant to this Section 7, the Corporation shall use its commercially reasonable efforts to comply with all applicable conditions precedent to effecting such repurchase under the Investment Company Act and any other Applicable Law, but shall effect no repurchase except in accordance with the Investment Company Act and any other
Applicable Law.
		(h)	Only Whole Shares of Series A Preferred
Stock May Be Repurchased.  In the case of any repurchase
pursuant to this Section 7, only whole shares of Series A
Preferred Stock shall be repurchased, and in the event that
any provision of the Charter would require repurchase of a fractional share, the Corporation shall be authorized to round up so that only whole shares are repurchased.
		(i)	Repurchase on Final Repurchase Date.
Notwithstanding anything to the contrary contained in the
Charter, all of the outstanding shares of Series A Preferred
Stock will be repurchased on the Final Repurchase Date
pursuant to procedures established by the Board of Directors at the Repurchase Price.
		(j)	Treatment of Reacquired Series A Preferred
Stock.  Any shares of Series A Preferred Stock that at any
time have been repurchased or otherwise acquired by the
Corporation shall, after such repurchase or acquisition, be returned to the status of authorized but unissued shares of
Common Stock of the Corporation, until further reclassified by the Board of Directors.
	8.	Liquidation Rights.
		(a)	Ranking.  The Series A Preferred Stock
shall rank senior to the Common Stock as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation, shall rank on a parity with each other series of Preferred
Stock as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation and shall rank junior to any borrowings by the Corporation, including borrowings under the Credit Agreement to the extent set forth therein.
		(b)	Distributions upon Liquidation.  Upon the
dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of Series A Preferred Stock then outstanding shall be entitled to receive and to be paid (or have set aside for payment) out of the assets of the Corporation, before any payment or
distribution shall be made on the Common Stock, an amount
equal to the Liquidation Preference with respect to such
shares plus an amount equal to all dividends thereon (whether or not earned or declared) accumulated but unpaid to (but not including) the date of such distribution in same day funds.
After the payment to the Holders of the Series A Preferred
Stock of the full preferential amounts provided for in this
Section 7(b), the Holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.
		(c)	Rights of Subordinate Equity Securities.
After payment in full shall have been made to the Holders of shares of Series A Preferred Stock as provided in Section
8(b), but not prior thereto, any classes of equity securities of the Company that are subordinate to the Series A Preferred
Stock shall, subject to the respective terms and provisions
(if any) applicable thereto, be entitled to receive any and
all assets remaining to be paid or distributed, and the
Holders of shares of Series A Preferred Stock shall not be
entitled to share therein.
		(d)	Certain Events Not Constituting
Liquidation. Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any legal entity or corporation nor the merger or consolidation of any legal
entity into or with the Corporation shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purposes of this Section 8.
	9.	Transfer of Series A Preferred Stock;
Certificates. The Series A Preferred Stock may be sold only in reliance on an exemption from the registration requirements of the Securities Act and only to Persons who are institutional accredited investors for purposes of Regulation D under the Securities Act, subject to the prior written consent of the Corporation, such consent not to be unreasonably withheld or delayed; provided, that subject to compliance with the legend set forth below, after an Event of Default has occurred,
shares of Series A Preferred Stock may be transferred to any
Person without any consent from the Corporation. Except as otherwise determined by the Corporation, any certificate representing any share of Series A Preferred Stock shall include the following legend:
"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY
STATE SECURITIES OR "BLUE SKY" LAWS.  THE HOLDER
HEREOF, BY PURCHASING THE SHARES REPRESENTED BY
THIS CERTIFICATE, AGREES FOR THE BENEFIT OF
APOLLO SENIOR FLOATING RATE FUND INC. (THE
"FUND") THAT THE SHARES REPRESENTED BY THIS
CERTIFICATE ARE BEING ACQUIRED FOR ITS OWN
ACCOUNT AND NOT WITH A VIEW TO DISTRIBUTION AND
MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED
ONLY PURSUANT TO AN APPLICABLE EXEMPTION FROM
THE REGISTRATION REQUIREMENTS OF THE SECURITIES
ACT AND IN COMPLIANCE WITH THE ARTICLES
SUPPLEMENTARY RELATING TO THE SHARES AND ALL
APPLICABLE SECURITIES LAWS OF ANY STATE OF THE
UNITED STATES OR ANY OTHER JURISDICTION AND ONLY
TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN
THE MEANING OF RULE 501(a)(1), (2), (3) OR (7)
UNDER THE SECURITIES ACT.  EACH PURCHASER OF THE
SHARES REPRESENTED BY THIS CERTIFICATE WILL BE
REQUIRED TO EXECUTE A PURCHASER'S LETTER
RELATING TO THE SHARES CERTIFYING, AMONG OTHER
THINGS, THAT SUCH PURCHASER IS AN INSTITUTIONAL
"ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE
501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES
ACT."
	10.	Waiver.  To the extent permitted by Maryland
law, holders of a majority of the outstanding shares of Series
A Preferred Stock, acting collectively or voting separately
from any other series, may by affirmative vote waive any
provision hereof intended for their respective benefit in accordance with such procedures as may from time to time be established by the Board of Directors.
	11.	Rights Set Forth herein Are Sole Rights.
Holders of Series A Preferred Stock shall not have any relative preferences, rights or powers or other special rights (including voting rights) other than those specifically set forth herein.
	SECOND: The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.
	THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
	FOURTH: The undersigned President acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury. [SIGNATURE PAGE FOLLOWS]


		IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this ___ day of March, 2011.

ATTEST:	APOLLO SENIOR FLOATING RATE FUND
INC.


                               By:
Joseph D. Glatt                   Joseph Moroney
Secretary                         President